UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
SCHEDULE 14A
(RULE 14A-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
EXCHANGE ACT OF 1934
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MYERS INDUSTRIES, INC.

(NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

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News Release
NYSE: MYE
Contact(s):
Donald A. Merril, Vice President & Chief
Financial Officer (330) 253-5592
FOR IMMEDIATE RELEASE
Max Barton, Director, Corporate Communications
& Investor Relations (330) 253-5592
Proxy Services Firms Recommend
Election of Board’s Nominees at Myers Industries
Firms Also Recommend “For” 2008 Incentive Stock Plan
April 24, 2009, Akron, Ohio— Myers Industries, Inc. (NYSE: MYE) today announced that four leading proxy services firms — RiskMetrics Group Inc.; Glass, Lewis & Co. LLC; PROXY Governance, Inc.; and Egan-Jones Proxy Services — have issued recommendations in favor of all of the Company’s Board of Directors nominees for election at the Annual Meeting of Shareholders, to be held on April 30, 2009. The firms also recommended shareholder approval of the adoption of the 2008 Incentive Stock Plan. The recommendations were issued to each proxy firm’s respective subscribers.
The Board has also proposed to shareholders the ratification of KPMG LLP as independent auditors (Proposal 2) and adoption of an amendment to the Company’s Code of Regulations (Proposal 4).
About Myers Industries
Myers Industries, Inc. is an international manufacturer of polymer products for industrial, agricultural, automotive, commercial and consumer markets. The Company is also the largest wholesale distributor of tools, equipment and supplies for the tire, wheel and undervehicle service industry in the U.S. The Company reported 2008 net sales of $867.8 million. Visit www.myersind.com to learn more.
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1293 South Main Street • Akron, Ohio 44301	NYSE / MYE